STOEL RIVES LLP
                                 ---------------
                                    ATTORNEYS

                                One Union Square
                        600 University Street, Suite 3600
                         Seattle, Washington 98101-3197

                            Telephone (206) 624-0900
                               Fax (206) 386-7500

                                 June 18, 1999

     We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 covering an aggregate of 2,273,926 shares of Common Stock, no par valeu, of the Company (the "Shares") issuable thereby upon the exercise of outstanding common stock purchase warrants (the "Warrants"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records, and other instruments as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, it is our opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms of the Warrants, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of htis opinion as an exhibit to the Registration Statement.



                                        Very truly yours,


                                        STOEL RIVES LLP